Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

To the Board of Directors and Stockholders

HQ Sustainable Maritime Industries, Inc. and Subsidiaries

Seattle, WA

We consent to the inclusion by reference in this Registration Statement of HQ Sustainable Maritime Industries, Inc., and Subsidiaries on this post effective Amendment to Form S-3 (File No. 333-143453) of our report dated March 27, 2008, on the consolidated financial position of HQ Sustainable Maritime Industries, Inc., and Subsidiaries as of December 31, 2007 and 2006 and the consolidated statements of operations and their consolidated cash flows for the years then ended, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Rotenberg & Co., LLP
Rochester, New York
July 16, 2008